UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 16, 2005

WESTERN GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10389	84-1127613
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1099 18th Street, Suite 1200, Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 452-5603

(Registrant’s telephone number, including area code)

N.A.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 21, 2005, Western Gas Resources, Inc. (“Western” or the “Company”) issued a press release announcing that Western’s management and its Audit Committee have completed the previously announced review of the accounting treatment of the Company’s gas storage and gas transportation contracts and have determined that these contracts do not meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”).

Accordingly, the Company will restate its audited financial statements for the years from 2001 through 2004 and its unaudited financial statements for the first three quarters of 2004 and the first two quarters of 2005 (the “Restatements”) and will revise the financial results as previously announced for the quarter ended September 30, 2005.  The Company included in its press release the expected unaudited impact of the Restatements on Total revenues, Income before taxes, Net income, Earnings per share – assuming dilution, Cash flow before working capital adjustments, Current assets, Total assets, Current liabilities, Total liabilities, and Total equity for each of the restated periods and for the quarter ended September 30, 2005.  A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K.

As a result of the Restatements, the Company will amend its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005.  The Company intends to file the amended reports, together with its Quarterly Report on Form 10-Q for the period ended September 30, 2005, as soon as practicable.

Item 4.02(a).                Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Upon adoption of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”) in 2001, the Company analyzed its storage and transportation contracts in detail, and determined that these contracts had the characteristics of a derivative as described in FAS 133.  The treatment of these contracts as derivatives has been consistently applied to these contracts since adoption as reflected in our audited and unaudited financial statements.  On November 8, 2005, after the release of the Company’s third quarter 2005 results and prior to the filing of the Form 10-Q for the quarter ended September 30, 2005, it came to the Company’s attention that these contracts may not meet the definition of a derivative. After a detailed review of the contracts and the market for those contracts, the Company determined that these contracts do not meet the definition of a derivative as required under FAS 133, specifically as it relates to the net settlement provisions.

As a result, on November 16, 2005, Western’s Audit Committee determined that the previously filed financial statements included in the Annual Reports on Form 10-K for years ended December 31, 2001 through 2004 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005 and June 30, 2005 and the information provided in the November 8, 2005 earnings release for the third quarter of 2005, should not be relied upon and the financial statements should be restated. The audit committee has discussed this conclusion and the proposed Restatements with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PWC”).

The guidance set forth in Auditing Standard No. 2 (“AS2”) of the Public Company Accounting Oversight Board states that restatement of previously issued financial statements to reflect the correction of a misstatement should be regarded as a strong indicator that a material weakness in internal control over financial reporting exists.  In the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 14, 2005, the Company concluded that the Company’s internal controls over financial reporting were effective as of December 31, 2004.  Subsequently, the Company identified a material weakness in internal control over financial reporting with respect to the correct application of FAS 133 as it applies to the net settlement provision in relation to storage and transportation contracts. As a result, the Company has concluded that Management’s Report on Internal Control Over Financial Reporting set forth on page 73 of the Company’s 2004 Annual Report should be restated and should no longer be relied upon. The Company has not yet completed its analysis of the impact, if any, of the aforementioned issue with these derivatives on the Company’s other internal controls over financial reporting.  The Company will provide the plan of remediation in its restated Form 10-K for the year ended December 31, 2004.  Management has discussed its conclusion that Management’s Report on Internal Control Over Financial Reporting as of December 31, 2004 should be restated and should no longer be relied upon with its Audit Committee and PWC.

Western will file the amended reports, together with its Quarterly Report on Form 10-Q for the period ended September 30, 2005 as soon as practicable.

Item 8.01.  Other Events.

Pursuant to certain terms of its revolving credit facility and its master shelf agreement, the Company is required to deliver its unaudited financial statements and related compliance certificate within 45 days of quarter end.  The Company has received waivers from the lenders under its revolving credit facility and its master shelf agreement to extend the date of delivery of its unaudited financial statements and related compliance certificate for the third quarter of 2005 to December 14, 2005.

Item 9.01.  Financial Statements and Exhibits.

(c)        Exhibits.

A list of exhibits furnished herewith is contained on the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS RESOURCES, INC.
(Registrant)

Date:	November 21, 2005	By:	/s/ William J. Krysiak
Name: William J. Krysiak
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1

Press release issued on November 21, 2005, announcing Western Gas Resources, Inc.’s intent to restate Form 10-K for the year ended December 31, 2004 and Form 10-Q for the first and second quarters of 2005.